Exhibit 12.1

January 23, 2017

AWA Group LP

116 South Franklin Street

Rocky Mount, North Carolina 27804

Re:	Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel for AWA Group LP, a Delaware limited partnership (the “Partnership”), in connection with the Partnership’s offering of up to 714,286 Class A Common Units (the “Units”) and Warrants to purchase an additional 142,857 Class A Common Units (the “Warrants,” and together with the Units, the “Securities”) pursuant to its Post-Qualification Amendment to the Offering Statement on Form 1-A/A filed on the date hereof (as may be amended from time to time hereafter, the “Offering Statement”), under the Securities Act of 1933 (as amended, the “Securities Act”).

This opinion is being furnished in accordance with the requirements of Item 17 of Form 1-A under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Offering Statement or any agreement contemplated thereby, other than as expressly stated herein with respect to the issuance of the Securities.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of the general partner of the Partnership and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Securities, when issued in accordance with the terms of the Offering Statement and the Subscription Agreement attached thereto, with proper payment therefor, will be legally issued (ii) purchasers of the Securities will have no obligation to make payments to the Partnership or its creditors (other than the purchase price for the Securities) or contributions to the Partnership or its creditors solely by reason of the purchasers’ ownership of the Securities, and (iii) the Warrants have been duly authorized and, when duly executed and issued by the Partnership in the manner contemplated by the Offering Statement and the Subscription Agreement attached thereto against payment therefor in the manner contemplated by such Subscription Agreement, will constitute valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms under applicable Delaware law, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforceability of creditors’ rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Our opinion is limited to the federal laws of the United States and the Delaware Revised Uniform Limited Partnership Act as in effect on the date hereof. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. Further, we express no opinion as to the issuance of any securities to be issued upon exercise of the Warrants.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement, and to the reference to our firm in the offering circular comprising a part of the Offering Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

Maslon LLP